As filed with the Securities and Exchange Commission on December 30, 2008

Registration No. 33 - 82968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOVIE GALLERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	63-1120122
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

9275 S.W. Peyton Lane

Wilsonville, OR 97070

(503) 570-1600

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

1994 STOCK PLAN

(Full title of the plan)

Pamela R. Schneider, Esq.

Executive Vice President, General Counsel and Secretary

Movie Gallery, Inc.

9275 S.W. Peyton Lane

Wilsonville, OR 97070

(503) 570-1600

(Name, address and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S–8 (Registration No. 33-82968) (the “Registration Statement”) of Movie Gallery, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 750,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) (as such amounts may have adjusted for any stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholder other than a normal cash dividend, or similar adjustment), to which this Post–Effective Amendment No. 1 relates, was originally filed by the Company with the Securities and Exchange Commission on August 18, 1994.

As previously reported, the Company and certain of its U.S. subsidiaries (the “Reorganized Debtors”), filed voluntary petitions (the “Chapter 11 Cases”), on October 16, 2007 (the “Commencement Date”), in the United States Bankruptcy Court of the Eastern District of Virginia (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”). On May 20, 2008, the date of the Reorganized Debtors’ emergence from bankruptcy (the “Effective Date”), the Reorganized Debtors consummated the transactions contemplated by the Second Amended Joint Plan of Reorganization of Movie Gallery, Inc. and its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code With Technical Modifications (the “Plan”). As provided in the Plan, the Company’s old common stock and other equity interests existing immediately prior to the Effective Date (including the shares and interests registered on the Registration Statement) were canceled for no consideration. As a result, the Company has terminated all offerings under the Registration Statement and, in accordance with an undertaking made by the Company to remove from registration, by means of a post–effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilsonville, OR, on December 30, 2008.

MOVIE GALLERY, INC.

By:	/s/ Clarence J. Gabriel, Jr.
Clarence J. Gabriel, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Clarence J. Gabriel, Jr.	President and Chief Executive Officer; Director	December 30, 2008
Clarence J. Gabriel, Jr.	(Principal Executive Officer)

/s/ Lucinda M. Baier	Executive Vice President and Chief Financial Officer	December 30, 2008
Lucinda M. Baier	(Principal Accounting and Financial Officer)

/s/ Neil S. Subin*	Chairman of the Board	December 30, 2008
Neil S. Subin

/s/ Robert Fiorella*	Director	December 30, 2008
Robert Fiorella

/s/ Mark E. Holliday*	Director	December 30, 2008
Mark E. Holliday

Director
Thomas B. McGrath

/s/ Steven D. Scheiwe*	Director	December 30, 2008
Steven D. Scheiwe

/s/ Richard L. Shorten, Jr.*	Director	December 30, 2008
Richard L. Shorten, Jr.

*	Pamela R. Schneider, as attorney in fact for each person indicated.